Sub-Item 77Q2: OTHER EXHIBITS ITEM 405

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, Section 30(h) of the Investment Company Act of 1940, and the regulations of the Securities and Exchange Commission (SEC) thereunder, require the Registrant's officers and trustees and direct or indirect beneficial owners of more than 10% of the Registrant's shares, as well as Dinsmore Capital Management Co.(the Registrant's investment advisor), its directors and officers and certain of its other affiliated persons (collectively, Reporting Persons), to file initial reports of ownership and changes in ownership with the SEC. Reporting Persons are required to furnish the Registrant with copies of all
Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it and written representations, the Registrant believes that all filing requirements applicable to the Reporting Persons have been complied with during the fiscal year ended September 30, 2009 except that James A. Dinsmore was inadvertently late in filing an initial Form 3 to report his position as a Vice President of the Trust and his Trust holdings at such time.